SUB-ITEM 77K
Change in registrants certifying accountant:
KraneShares Bosera MSCI China A Share ETF
KraneShares Zacks New China ETF
KraneShares CSI China Internet ETF
KraneShares E Fund China Commercial Paper ETF
KraneShares FTSE Emerging Markets Plus ETF
(collectively, the Funds)

On February 13, 2017, the Audit Committee and Board of Trustees of the Funds dismissed
PricewaterhouseCoopers LLP (PwC) as the independent registered public accounting firm to the Funds and appointed KPMG LLP (KPMG). This was communicated to PwC on February 15, 2017.
PwCs reports on the Funds financial statements for the fiscal years ended March 31, 2016 and March 31, 2015 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principle.
During the fiscal years ended March 31, 2016 and March 31, 2015 and the subsequent interim period through February 15, 2017, there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PwC, would have caused them to make reference to the subject matter of the disagreements in their reports on the Funds financial statements for such years.
The Registrant has requested that PwC furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter is filed as an exhibit hereto.
For the two most recent fiscal years ended March 31, 2016 and March 31, 2015 and the subsequent interim period through February 15, 2017, neither the Funds, nor anyone on their behalf, consulted with KPMG on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds financial statements, or (ii) concerned the subject of a disagreement (as defined in Rule 304(a)(1)(iv) of Regulation S-K and the instructions thereto) or reportable events (as described in Rule 304(a)(1)(v) of Regulation S-K).

300519015 v5		05/30/2017